Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northwest Pipe Company and Subsidiaries of our report dated March 30, 2007 relating to the financial statements, as of and for the years ended December 31, 2006 and 2005, which appears in the Northwest Pipe Company’s 2007 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated March 30, 2007 relating to the financial statement schedule which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
July 25, 2008